UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event report)  March 20, 2006

Severn Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland                0-49731        52-1726127
(State or other jurisdiction    (Commission            (IRS Employer
of incorporation)             File Number)      Identification Number)

1919A West Street, Annapolis, Maryland      21401
      (Address of principal executive offices)       (Zip Code)

410-268-4554
(Registrant’s telephone number, including area code)

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 21, 2006, the Stock Option Committee of the Board of Directors of Severn Bancorp, Inc. (the “Company”) approved the grant of stock options under the Company’s Stock Option and Incentive Plan (the “Plan”) to the following executive officers who are expected to be “named executive officers” (as defined in SEC Regulation S-K item 402(a)(3)) in the proxy statement relating to the 2006 annual meeting of shareholders:

Name and Principal Position	Number of Stock Options Granted

Alan J. Hyatt, President and Chief Executive Officer Melvin E. Meekins, Jr., Executive Vice President S. Scott Kirkley, Senior Vice President Thomas G. Bevivino, Chief Financial Officer	15,000 15,000 15,000 15,000

The stock options are exercisable at an option price of $18.90 per share ($20.79 per share for Mr. Hyatt), expire five years after the date of grant, and become exercisable in five, equal, annual installments beginning one year from the date of grant. The options will also become exercisable upon a change of control of the Company, as defined in the plan, or upon the death or disability of the grantee.

The Option Committee also approved the grant of a total of 43,000 stock option awards under the Plan to other certain employees and directors of the Company that are not “named executive officers” as defined in SEC regulations.

Item 9.01.  Financial Statements and Exhibits

(c)

99.1 Form of Stock Option Award

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Severn Bancorp, Inc.

Dated: March 20, 2006               By:  /Alan J. Hyatt/
                Alan J. Hyatt, President